DELTA WOODSIDE INDUSTRIES, INC.
                                 2004 STOCK PLAN




























                          EFFECTIVE SEPTEMBER 25, 2003



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                         DELTA WOODSIDE INDUSTRIES, INC.
                                 2004 STOCK PLAN


                               ARTICLE I. THE PLAN

SECTION 1.1 NAME. This plan shall be known as the Delta Woodside Industries, Inc. 2004 Stock Plan (the "Plan").

SECTION 1.2 PURPOSE. The purpose of this Plan is to provide for the award of stock to attract and retain the highest quality individuals for positions of substantial responsibility with the Company and its Subsidiaries, to provide such individuals additional incentives to promote the success of the Company's business and to align the financial interests of such individuals with the interests of the Company's shareholders.

SECTION 1.3 DEFINITIONS. For purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

(A)  "AWARD" means an award made to a Participant pursuant to Section 5.1.

(B) "AWARD AGREEMENT" means the agreement provided to each Participant specifying the number of Shares subject to the Award, the vesting and forfeiture conditions for the Award and any other terms and conditions specific to the Award.

(C)  "BOARD" means the Board of Directors of the Company.

(D) "CASH AWARD" means an Award or portion of an Award the value of which is determined with reference to a specified number of Shares but that is settled by the payment of cash rather than the issue of Shares.

(E) "CHANGE OF CONTROL" means the occurrence of any one of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (within the meaning of
     Section 13(d) of the Exchange Act) other than one or more wholly-owned subsidiaries of the Company; (b) the adoption of a plan relating to the liquidation or dissolution of the Company; (c) the first day on which a majority of the members of the Board are not Continuing Directors; or (d) the consummation of any transaction (including without limitation any merger, share exchange or consolidation) the result of which is that any "person" (as defined above), other than an Exempt Person or Exempt Persons, becomes, directly or indirectly, the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that an entity or person shall be deemed to have "beneficial ownership" of all shares that any such entity or person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of more than 30% of the outstanding common stock of the Company; provided that the transactions covered by this clause (d) shall not include the acquisition by the Company of its common stock; provided further, however, that if (x) any "person" (as defined above) becomes, directly or indirectly, the "beneficial owner" (as defined above) of more than 30% of the outstanding common stock of the Company solely as a result of acquisition by the Company of its Common Stock, (y) such "person" thereafter acquires any additional shares of Common Stock and (z) immediately after such acquisition such "person" is, directly or indirectly, the "beneficial owner" (as defined above) of 30% or more of the outstanding Common Stock, then such additional acquisition shall constitute a Change of Control.

(F) "CODE" means the Internal Revenue Code of 1986, as amended. Reference to a section of the Code shall also include a reference to any temporary or final regulation promulgated under such section, and to any successor to such section or regulation.

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(G)  "COMMITTEE" means a committee  consisting of two (2) or more members of the
     Board who are not eligible to receive Awards and who are "non-employee directors" (as defined in Rule 16b-3 promulgated under the Exchange Act)).

(H) "COMMON STOCK" means the common stock, $.01 par value per share, of the Company.

(I)  "COMPANY"  means  Delta  Woodside   Industries,   Inc.,  a  South  Carolina
     corporation, and any successor thereto by merger or other acquisition.

(J) "CONTINUING DIRECTOR" shall mean, as of any date, any member of the Board who (i) was a member of the Board on the date this Plan was adopted by the Board or (ii) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

(K) "DATE OF GRANT" means the date on which the Committee has taken all formal action necessary to approve an Award, including approval of the identity of the Participant, the number of Shares subject to the Award, the vesting and forfeiture conditions to which the Award is subject and all of the other terms and conditions, if any, of the Award.

(L) "DISABILITY" shall mean that a Participant is physically or mentally incapacitated and is therefore unable (or will as a result thereof be unable) for a period of 120 consecutive days or for an aggregate of 180 days in any consecutive twelve month period to perform Participant's duties. Any question as to the existence of Disability of a Participant as to which the Participant and the Company cannot agree shall be determined in writing by a qualified independent physician acceptable to the Company.

(M)  "EFFECTIVE DATE" means September 25, 2003.

(N) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, or any applicable successor rule or regulation.

(O) "EXEMPT PERSON" shall mean (a) the Company, (b) any wholly-owned subsidiary of the Company, (c) any individual who immediately before the transaction in question was an executive officer of the Company, (d) any employee benefit plan of the Company or any of its wholly-owned subsidiaries or (e) any entity or person holding shares of common stock for or pursuant to the terms of any such plan if such entity or person is not a beneficiary of or participant in such plan.

(P) "FAIR MARKET VALUE" shall mean, for a particular date, the closing price per share for the Common Stock as reported by the New York Stock Exchange as published in the Wall Street Journal for the last trading day on or immediately preceding the valuation date.

(Q) "PARTICIPANT" means an officer or key employee of the Company or a Subsidiary to whom an Award has been granted.

(R) "PLAN" means the Delta Woodside Industries, Inc. 2004 Stock Plan, as amended.

(S) "RETIREMENT" means a Participant's voluntary resignation of employment with the Company and its Subsidiaries with the consent of the Company at any time on or following the date that the Participant has attained the age of 62.

(T)  "SHARE" means a share of Common Stock.

(U) "STOCK AWARD" means an Award or portion of an Award that is settled by the issue of Shares.

(V) "SUBSIDIARY" means each entity with respect to which the Company owns or controls, directly or indirectly, interests embodying more than 50% of the voting power to elect the board of directors or other governing body of such entity.

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Except where otherwise indicated by the context,  any masculine term used herein also shall include the feminine and neuter, and vice versa, and a singular term shall include the plural and vice versa.


                           ARTICLE II. ADMINISTRATION

SECTION 2.1 ADMINISTRATION. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee. The Committee shall have full power and authority to administer and interpret the Plan, to amend the terms of any Award (subject to the terms of the Plan and provided that no Award may be amended in a manner adverse to the Participant without the Participant's consent), to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable and to make all other determinations and take all other actions necessary or advisable for the administration of the Plan. The Committee's interpretation of the Plan and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all parties concerned, including the Company, its shareholders, any Participants and any other employee of the Company or any of its Subsidiaries (including their beneficiaries, transferees and other successors in interest). No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

SECTION 2.2 ACTION WITHOUT A MEETING. Unless the bylaws of the Company or a resolution of the Board provides otherwise, any action that the Committee is authorized to take may be taken without a meeting if all the members of the Committee sign a written document authorizing such action.

SECTION 2.3 DELEGATION. The Committee may designate selected Board members or certain employees of the Company to assist the Committee in the administration of the Plan and may grant authority to such persons to execute documents, including documents evidencing the grant of Awards, on behalf of the Committee.


                       ARTICLE III. SHARES SUBJECT TO PLAN

SECTION 3.1 NUMBER OF SHARES. Subject to the provisions of Section 3.2, the aggregate number of Shares that may be issued pursuant to Awards under the Plan shall not exceed 240,000. Subject to the provisions of Section 3.2, the aggregate number of Shares that may be issued to any individual pursuant to Awards under the Plan shall not exceed 100,000. Such Shares may be either Shares previously issued and thereafter acquired by the Company or they may be authorized but unissued Shares. To the extent that an Award is forfeited, any Shares subject to the forfeited portion of the Award shall again become available for the purposes of the Plan. Upon the payment of a Cash Award, the aggregate number of Shares that may be issued pursuant to Awards shall be reduced by the number of Shares with respect to which the value of the Cash Award was determined.

SECTION 3.2 ADJUSTMENT. In the event that the outstanding Shares hereafter are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, or cash or other property, by reason of a merger, consolidation, reorganization, recapitalization, reclassification, combination of shares, stock split, stock dividend or similar event:

(A)  the aggregate  number and kind of Shares subject to Awards which shall have
     been  or  may   thereafter   be  granted   hereunder   shall  be   adjusted
     appropriately; and

(B) the new, additional or different shares and securities and the cash and other property into which the Shares subject to outstanding Awards would have been converted (had the Shares covered by such Awards been outstanding) shall be considered to be property granted by and subject to the Awards and shall be subject to all of the conditions and restrictions applicable to such Awards and the Shares subject to such Awards.

         The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion, and any such adjustment may provide for the elimination of

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fractional  shares or  security  interests.  Upon the  occurrence  of one of the foregoing events, the Committee shall also make such adjustments to any outstanding Cash Awards as it may deem, in its sole discretion, appropriate to reflect such event.

                   ARTICLE IV. ELIGIBILITY AND PARTICIPATION

SECTION 4.1 ELIGIBILITY. Officers and other key employees who have made or are in a position to make a significant contribution to the Company as determined by the Committee shall be eligible to receive Awards under this Plan. Awards may also be made to an individual under this Plan in connection with the hiring of such individual as an officer or key employee of the Company as part of the terms and conditions pursuant to which such individual is hired. Awards may be granted under the Plan only for reasons connected with an individual's employment with the Company or a Subsidiary.

SECTION 4.2 PARTICIPATION. An employee or prospective employee eligible to participate in the Plan shall become a Participant only if and when such employee is granted an Award. In determining the officers and other key employees to whom Awards will be made and the number of Shares subject to each Award, the Committee shall take into account the level and responsibility of the individual's position, the individual's performance and assessed potential and such other factors as the Committee may deem relevant to the accomplishment of the purposes of the Plan. Receipt of an Award does not in any way entitle the Participant to receive any future Awards or to further participate in the Plan.

                               ARTICLE V. AWARDS

SECTION 5.1 AWARD GRANTS. The Committee shall determine in its sole discretion from time to time which eligible individuals will be granted Awards, the number of Shares subject to each Award (or, in the case of Cash Awards, the number of Shares with respect to which the value of the Cash Award is to be determined) and any and all other terms and conditions of such Awards (which may be different for different portions of a Cash Award and for different Participants and different Shares subject to the same Award), subject to the terms of this Plan. Sixty percent (60%) of each Award (or each portion of an Award that is subject to identical vesting, forfeiture and other terms and conditions) shall constitute a Stock Award and forty percent (40%) shall constitute a Cash Award.

SECTION 5.2 AWARD AGREEMENTS. All Awards will be evidenced by an Award Agreement, which shall be substantially in the form attached hereto but may be modified from time to time by the Committee consistent with the terms of this Plan. The terms of the Plan shall supersede any inconsistent terms in any Award Agreement.

SECTION 5.3 PURCHASE PRICE. The Committee shall establish the purchase price, if any, for Shares subject to a Stock Award. Unless the Committee specifically approves payment by another method, payment of any purchase price shall be in cash.

SECTION 5.4  VESTING.

(A) IN GENERAL. All Awards shall be subject to vesting conditions, which may consist of conditions based on continued employment with the Company or its Subsidiaries and/or performance-based conditions. Subject to the terms of the Plan, the specific vesting conditions for each Award shall be determined by the Committee in its discretion, and the vesting conditions may vary among different portions of a Cash Award and among Participants and Shares subject to an Award.

(B) MINIMUM SERVICE VESTING CONDITIONS. Except to the extent the Committee may expressly provide otherwise in an Award Agreement in the case of death, Disability or Retirement, any vesting conditions based on continued service shall, at a minimum, require continuous employment by the Participant with the Company or a Subsidiary throughout the vesting period, provided that such continued employment must also be either (a) in the same position the Participant occupied at the Date of Grant or (b) in a position of

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     comparable or superior  responsibility and authority,  as determined by the
     Committee in its sole discretion. Leave authorized by the Company or a Subsidiary or in accordance with Company policies or applicable law shall not be considered to violate the continuous employment requirement.

(C) PERFORMANCE VESTING CONDITIONS. Any vesting conditions based on performance shall be based on the performance of the Company on a consolidated basis with respect to net income and/or return on assets. The Committee in its discretion shall determine the precise goals that must be met for full or partial vesting. In addition, except to the extent the Committee may expressly provide otherwise in an Award Agreement in the case of death, Disability or Retirement, any vesting condition based on performance shall require continuous employment by the Participant with the Company or a Subsidiary throughout the performance period, provided that such continued employment must also be either (a) in the same position the Participant occupied at the Date of Grant or (b) in a position of comparable or superior responsibility and authority, as determined by the Committee in its sole discretion. Leave authorized by the Company or a Subsidiary or in accordance with Company policies or applicable law shall not be considered to violate the continuous employment requirement.

(D) NO MODIFICATION OF PERFORMANCE VESTING CONDITIONS. After performance vesting conditions have been set forth in an Award Agreement, such performance vesting conditions may not be amended or modified.

SECTION 5.5 FORFEITURE.

(A) IN GENERAL. The forfeiture circumstances may vary among portions of a Cash Award and among Participants and Shares covered by an Award.

(B) FORFEITURE OF AWARD SUBJECT TO SERVICE VESTING CONDITIONS. Except to the extent the Committee may expressly provide otherwise in an Award Agreement in the case of death, Disability or Retirement, if a Participant for any reason ceases to be employed by the Company or a Subsidiary or ceases to be employed in a position of responsibility and authority comparable or superior (as determined by the Committee in its sole discretion) to Participant's position as of the Date of Grant, then any portion of an Award subject to vesting based on continued service that has not already vested shall be immediately forfeit. For purposes of this Section 5.5(b), leave authorized by the Company or a Subsidiary or in accordance with Company policies or applicable law shall not be considered a termination of employment.

(C) FORFEITURE OF AWARD SUBJECT TO PERFORMANCE VESTING CONDITIONS. If a Participant for any reason other than death, Disability or Retirement ceases to be employed by the Company or a Subsidiary prior to the end of any performance period established as part of a performance-based vesting condition for an Award, the Participant shall forfeit any portion of the Award subject to such performance-based vesting condition. If a Participant ceases to be so employed due to death, Disability or Retirement, the Participant shall vest, at the end of the performance period, with respect to a portion of such Award equal to (i) the portion of the Award with respect to which Participant would have vested under the performance-based vesting condition had Participant remained employed by the Company or a Subsidiary through the end of the performance period multiplied by (ii) a fraction equal to the fraction of the performance period prior to the date on which Participant's employment terminated. For purposes of this Section 5.5(c), leave authorized by the Company or a Subsidiary or in accordance with Company policies or applicable law shall not be considered a termination of employment.

SECTION 5.6 STOCK AWARDS.

(A) ISSUE OF SHARES. Upon the grant of a Stock Award, the Shares subject to such Stock Award shall be issued in the Participant's name, subject to the following conditions:

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     (I)  prior  receipt by the  Company of payment of any  applicable  purchase price and an amount in cash sufficient to satisfy any applicable withholding and employment taxes due and payable at such time;

     (II) the execution and delivery to the Company of stock powers (in form and substance acceptable to the Committee) to permit the Company to transfer the Shares to the Company in the event the vesting conditions with respect to such Shares are not satisfied or the Shares are otherwise forfeited;

     (III)the admission of such Shares to listing on any over-the-counter markets and stock exchanges on which the Company's stock is then traded or listed;

     (IV) the completion of any registration or other qualification of such shares under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Committee in its sole discretion deems necessary or advisable;

     (V) the obtaining of any approval or other clearance from any federal or state governmental agency which the Committee shall in its sole discretion determine to be necessary or advisable;

     (VI) the lapse of such reasonable period of time following the vesting of an Award (or portion thereof) as the Committee from time to time may establish for reasons of administrative convenience; and

     (VII)satisfaction of any other relevant conditions applicable to the Award (or portion thereof) to which the Shares are subject.

(B) ESCROW OF SHARES. In addition, any Share issued shall be held in escrow by the Company until forfeited or until all vesting conditions with respect to such Share have been satisfied in full and the Share is no longer subject to forfeiture. The Company may place stop transfer instructions with the Company's stock transfer agent and may place on any stock certificate such restrictive legends as the Committee may deem necessary or appropriate.

(C) WITHHOLDING AND EMPLOYMENT TAXES. No Share shall be released from escrow and delivered to a Participant unless and until the Participant has paid the Company in cash an amount sufficient to satisfy any and all applicable withholding and/or employment taxes. To the extent that a Participant is entitled to receive cash payment pursuant to a Cash Award at the time such withholding and/or employment taxes are due, the Company may apply such cash payment against such withholding and/or employment taxes without the consent of the Participant, provided that the Company shall pay the Participant the remainder of such cash payment to the extent that it exceeds the withholding and/or employment taxes due and provided that the Participant shall remain liable for any remaining withholding and/or employment taxes due to the extent that the cash payment is less than the amount of such taxes.

(D) NO FRACTIONAL SHARES. In no event shall fractional Shares be issued. The Company shall pay a Participant cash in lieu of any fractional Shares to which the Participant would otherwise be entitled. Such payment in lieu of fractional Shares shall be made only upon the satisfaction of all applicable vesting conditions.

SECTION 5.7 CASH AWARDS. Upon the satisfaction of all vesting conditions applicable to a Cash Award (or portion thereof), the Company shall promptly pay a Participant an amount in cash equal to (a) the number of Shares with respect to which the value of the vested portion of the Cash Award is to be determined, multiplied by (b) the Fair Market Value of the Common Stock on the date on which all such vesting conditions were satisfied; provided, that the Company may use all or a portion of a Cash Award to satisfy a Participant's withholding or employment tax obligations as provided in Section 5.6.

SECTION 5.8 CHANGE OF CONTROL. Upon any Change of Control, all outstanding Awards, to the extent not vested, immediately shall become vested in their entirety.

SECTION 5.9 NO RIGHTS AS SHAREHOLDER. Until the issuance of certificate(s) for Shares in a Participant's name, the Participant shall have none of the rights of a shareholder with respect to the Shares covered by an Award.

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                 ARTICLE VI. TERMINATION AND AMENDMENT OF PLAN

SECTION 6.1 AMENDMENT AND TERMINATION OF PLAN. The Committee may at any time and from time to time and in any respect amend or terminate the Plan; provided, however, that no such action of the Committee may, without approval of the shareholders of the Company, (a) increase the total number of Shares covered by the Plan except as contemplated in Section 3.2 hereof; or (b) amend Section 5.4(b) or Section 5.4(d) and provided further, that no termination or amendment of the Plan shall in any manner, without the consent of the Participant, adversely affect any Award previously made to a Participant under the Plan.

SECTION 6.2 TERM. The Plan is effective as of the Effective Date, provided that the Plan and any Awards granted hereunder are contingent on and subject to shareholder approval of the Plan within 12 months after approval of the Plan by the Board. If not earlier terminated, this Plan shall terminate at the end of the Company's 2006 fiscal year, provided that this shall not affect in any manner any Award previously made to a Participant under the Plan.

                           ARTICLE VII. MISCELLANEOUS

SECTION 7.1 NO EMPLOYMENT RIGHTS. Nothing in this Plan or in any Award granted hereunder or in any Award Agreement relating thereto shall confer upon any employee the right to continue in the employ of the Company or any Subsidiary.

SECTION 7.2 OTHER COMPENSATION PLANS. The adoption of this Plan shall not affect any other existing incentive or compensation plans of the Company or any Subsidiary, nor shall this Plan preclude the Company from establishing any other forms of incentive or other compensation for employees of the Company or any Subsidiary.

SECTION 7.3 BINDING AGREEMENT. This Plan shall be binding upon the successors and assigns of the Company.

SECTION 7.4 SINGULAR, PLURAL, GENDER, HEADINGS. Whenever used herein, nouns in the singular shall include the plural (and vice versa), and the masculine pronoun shall include the feminine gender. The headings in this Plan and any Award Agreement are and shall be for reference purposes only and shall not affect the meaning or interpretation hereof or thereof.

SECTION 7.5 NO TRANSFER OR ASSIGNMENT. A Participant shall have no right to transfer, assign, pledge or hypothecate an Award or, until certificates for Shares with respect to which an Award has vested have been issued and delivered to Participant, the Shares covered by an Award, other than by will or the laws of descent and distribution, and the rights of any purported owner, holder, pledgee or any other person in possession of or claiming any right in such Award or Shares shall at all times be subject to the provisions of this Plan and the applicable Award Agreement. Without limiting the foregoing, a Participant issued Shares pursuant to the Plan may not transfer such Shares prior to the fifth anniversary of the date on which such Shares first vested.

SECTION 7.6 CHOICE OF LAW. This Plan shall be governed, interpreted and enforced in accordance with the laws of South Carolina without regard to choice of law principles.







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